Exhibit 99.1

Pernix Therapeutics Inc. Reports Second Quarter 2015 Financial Results

Revenues Increase Over 150% Year-Over-Year

Company Provides Updated Financial Guidance

MORRISTOWN, NJ - August 6, 2015 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) ("Pernix" or "the Company"), a specialty pharmaceutical company, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter and Recent Business Highlights:

  Treximet sales and volumes increased significantly, arresting a multi-year decline and demonstrating a clear trend reversal:
    Total prescriptions increased 10% since sampling was initiated at the end of March
    New prescriptions increased by 15% over the same time period
    Total retail prescription dollars increased 100% in Q2 2015 versus Q2 2014
    Total retail prescription dollars increased 109% on a rolling four-week basis, as of July 17, compared to the same period in 2014
  Re-launched Zohydro® ER with BeadTek™ abuse deterrent technology
  Zohydro ER with BeadTek was removed by Express Scripts from their 2016 Exclusion List for its National Preferred Formulary on July 31, 2015;
  Completed successful human pharmacokinetic equivalence study with ZX007, an innovative abuse deterrent tablet formulation and next generation formulation of Zohydro ER
  Silenor total prescriptions increased 73%, and new prescriptions increased 77% compared to the second quarter of 2014

Second Quarter Financial Highlights:
  Net revenues on a normalized basis, increased 151% year-over-year, and 29% sequentially versus Q1 2015 levels
  Adjusted EBITDA increased to $7.9 million, compared to a loss of $4.0 million last year
  Priced $130 million of 4.25% Convertible Senior Notes due 2021
  Completed exchange offer for $65 million, 8% convertible notes, removing this obligation from Company's capital structure
  Improved blended cost of capital to approximately 9%

"Pernix is focused on driving value. During the quarter, we continued to positively direct the trajectory of the Treximet business and we are encouraged by the product's recent performance as we continue to take aggressive steps to grow this franchise. We have dealt with the issues we faced at the re-launch, including the lack of samples, and the perception by physicians of limited insurance coverage. While navigating an increasingly challenging managed care environment, we maintained good commercial coverage for over 86% of

2. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

prescriptions, while stabilizing gross-to-nets. As a result of these efforts, combined with improved promotional efforts by our field force, volumes are increasing, and we are pleased by the recent prescription growth, said Doug Drysdale, Chairman and Chief Executive Officer.

"We executed a successful re-launch of Zohydro ER with BeadTek in the second quarter. Today, all major US pharmacy chains are filling prescriptions for Zohydro ER with BeadTek and our efforts on the payer access front continue. To date, we have submitted over 30 managed care proposals and responses to date have been encouraging. We remain optimistic about our ability to obtain broad and favorable coverage. The removal of Zohydro ER with BeadTek from Express Scripts' 2016 Exclusion List for its National Preferred Formulary is also a significant step. This will eliminate a significant hurdle to growth for the Zohydro ER franchise next year.

"As we move into the second half of the year, we will continue our focus on positioning our branded portfolio for continued growth, maximizing the potential of our sales force and strengthening the Company's balance sheet," concluded Drysdale.

Financial Results - Second Quarter 2015

For the second quarter of 2015, net revenues were $47.0 million, an increase of $29.6 million, or 151%, versus $17.4 million for the second quarter of 2014. A summary of net revenues is outlined below (in millions):

	Three Months Ended
	June 30,		Increase
	2015	2014	(Decrease)
Product sales, net
Treximet	$25.5	$0.0	$25.5
Silenor	6.0	3.6	2.4
Zohydro	4.0	0.0	4.0
Other products	11.3	12.9	(1.6)
Net product sales	46.8	16.5	30.3
Manufacturing revenue	0.0	0.2	(0.2)
Co-promotion and other revenue	0.2	0.7	(0.5)
Total net revenues	$47.0	$17.4	$29.6

The year over year comparison benefits from the September Treximet and May Zohydro launches, and a continued focus on our Silenor selling and marketing strategy, which included a price increase in April of 2014. These increases were partially offset by increased rebates for managed care, the discontinuation of certain less profitable products, and the termination of certain distribution contracts.

We recorded no manufacturing revenue during the second quarter of 2015 compared with $154,000 for the same period in 2014, due to the sale of our manufacturing subsidiary PML in April 2014. Co-promotion and other revenue decreased by $490,000 to $223,000 due to the Natroba co-promotion agreement termination.

3. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

Gross profit margin as a percentage of net revenues was 71% versus 46% in the second quarter of 2014, excluding the impact of acquired inventory step up. The increase was primarily due to the Treximet and Zohydro ER launches. Cost of product sales will increase with Silenor, Treximet, and Zohydro ER sales growth, as well as associated higher royalty expenses.

Selling, general and administrative (SG&A) expenses in the second quarter of 2015 increased to $24.9 million, compared to $13.2 million for the same period in 2014, driven primarily by higher Silenor, Treximet, and Zohydro marketing costs, and increases in personnel due to the addition of nearly 100 sales representatives through the acquisition of Zohydro ER, legal settlement, and training. These increases were partially offset by savings related to the sale of our manufacturing facility in April 2014. Bad debt expense, consulting and insurance costs decreased in the quarter.

Research and Development expenses grew to $1.5 million, versus $345,000 last year, in the second quarter of 2015. The increase was mostly due to on-going work related to Treximet lifecycle management and Zohydro ER.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) was $7.9 million for the second quarter of 2015 and a loss of $4.0 million in the second quarter of 2014. See the table at the end of this press release for a reconciliation of net income to Adjusted EBITDA.

Depreciation and amortization expense was $22.3 million versus $2.0 million in the same period last year. The increase was primarily a result of $17.5 million in Treximet acquisition amortization and $2.7 million in Zohydro ER acquisition amortization, partially offset by a decline in depreciation expense, mostly due to the PML sale in April 2014.

Interest expense for the three months ended June 30, 2015 was $9.9 million compared to $2.3 million last year. The increase was primarily driven by $6.6 million in interest related to our $220.0 million Treximet Notes, issued in August 2014 and $1.7 million in interest related to our $130 million 4.25% Convertible Notes, issued in April 2015. This increase was partially offset by the conversion of the outstanding 8.00% Convertible Notes, which reduced interest expense by $1.0 million.

Pernix recognized an income tax benefit of $3.6 million in the second quarter of 2015, versus a $3.7 million income tax benefit for the same period last year.

The net loss for the second quarter of 2015 was $32.2 million, or $0.62 per basic and diluted share, compared to net loss of $6.2 million, or $0.16 per basic and diluted share, last year. Weighted average common shares outstanding were 52.4 million and 37.8 million per basic and diluted shares in the second quarter of 2015 and 2014, respectively. On a non-GAAP basis, 2Q 2015 adjusted net loss was $5.4 million versus an adjusted net loss of $3.6 million in 2Q 2014.

4. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

Financial Results - Six Months ending June 30, 2015

For the six month period ended June 30, 2015, net revenues were $80.9 million versus net revenues of $36.4 million for the same period last year. Gross profit margin was 69% of net revenues, up from 46% for the prior period. On a GAAP basis, net loss was $55.9 million, or $1.23 per share versus a net loss of $15.8 million, or $0.42 per share last year.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $12.5 million for the six months ended June 30, 2015, compared to a loss of $5.9 million for the same period last year.

Liquidity

As of June 30, 2015, the Company had $66.8 million of cash and approximately $11.3 million available under its revolving line of credit, subject to borrowing base capacity. Total principal amount of debt outstanding at the end of the quarter was $357.9 million, including $18.0 million of current debt and $339.9 million of long term debt.

Guidance

Pernix announced that it is revising its full year financial guidance based on the Company's performance to date, and what Pernix believes is a reasonable estimate for the balance of the year. The Company now expects net revenue for 2015 to be in the range of $170 to $180 million. Adjusted EBITDA is expected to be in the range of $30 to $35 million.

2015 represents an investment year for Pernix. While these investments are expected to impact the Company's 2015 performance, Pernix anticipates their effectiveness towards driving long-term value will begin in 2016. These investment actions include:

  Realigning and improving the efficiency of the Company's recently-expanded sales organization through cross training of all 200 sales professionals to sell all three major brands. The implementation of this alignment is expected to cause some disruption to sales effectiveness in 2015 while positioning the Company to be more competitive in 2016;

  Continuing to expand managed care access across all products, which should drive positive Zohydro ER sales growth in 2016; and

  Rolling out its Pernix Pharmacy Direct program over the coming months in order to be fully effective at the beginning of 2016.

Consistent with the Pernix's regular practice, its guidance does not account for one-time charges, legal settlements and other non-cash items.

5. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

Conference Call
As previously announced, Pernix will hold a conference call to discuss results for the second quarter of 2015 as follows:

  Date: Thursday, August 6, 2015
  Time: 8:30 A.M. EDT
  Live webcast: http://www.pernixtx.com/investors/webcasts-presentations/
  Toll free: (877) 312-8783
  International: (408) 940-3874

The webcast of the call will be archived for 30 days via the Investors section of the Company's website (click here).

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Treximet® and Silenor® are registered trademarks of Pernix Therapeutics Holdings, Inc. Zohydro® ER is a registered trademark of Pernix Therapeutics Holdings, Inc. BeadTek™ is a trademark used by Pernix under license.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial

6. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. Because these statements reflect the Company's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company's Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact

Investor Relations
 Lisa Wilson, (212) 452-2793
In-Site Communications
lwilson@insitecony.com

Media Relations
 Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com

(tables follow)

7. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$66,831	$34,855
Restricted cash	10,002	-
Accounts receivable, net	46,395	44,127
Inventory, net	9,065	10,479
Prepaid expenses and other current assets	17,947	16,550
Income tax receivable	3,047	2,590
Note receivable, net of unamortized discount of $32
and $127, respectively	4,818	4,723
Deferred income tax assets - current	17,619	15,933
Total current assets	175,724	129,257

Property and equipment, net	2,093	1,514
Goodwill	45,080	44,900
Intangible assets, net	381,877	300,489
Other	11,927	11,253
Total assets	$616,701	$487,413
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$27,531	$27,569
Accrued allowances	52,198	52,604
Interest payable	12,200	10,159
Debt - current	7,941	7,345
Senior secured notes - Treximet - current	10,013	-
Restricted cash payable	10,002	-
Total current liabilities	119,885	97,677
Convertible notes - long-term	102,136	65,000
Derivative liability	19,777	-
Contingent consideration	29,327	-
Senior secured notes - Treximet - long-term	209,987	220,000
Deferred income tax liability - long-term	3,651	9,389
Other liabilities	9,405	11,755
Total liabilities	494,168	403,821

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	-	-
Common stock, $0.01 par value, 90,000,000 shares authorized, 63,357,332 and
40,805,659 issued and 60,791,180 and 38,341,352 outstanding
at June 30, 2015 and December 31, 2014, respectively	608	383
Treasury stock, at cost, 2,566,152 and 2,464,307 shares held at June 30, 2015
and December 31, 2014, respectively	(5,540)	(5,431)
Additional paid-in capital	223,862	129,128
Accumulated deficit	(96,397)	(40,488)
Total stockholders' equity	122,533	83,592
Total liabilities and stockholders' equity	$616,701	$487,413

8. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net revenues	$46,977	$17,382	$80,866	$36,434
Costs and operating expenses:
Cost of product sales	13,794	9,380	24,870	19,726
Selling, general and administrative expense	24,857	13,222	45,843	26,455
Research and development expense	1,470	345	2,464	1,314
Loss on sale of PML (including impairment charge)	-	215	-	6,672
Depreciation and amortization expense	22,326	1,969	40,759	4,160
Restructuring costs	(108)	-	1,197	-

Total costs and operating expenses	62,339	25,131	115,133	58,327

Loss from operations	(15,362)	(7,749)	(34,267)	(21,893)

Other income (expense):
Interest income	244	100	300	192
Cost of inducement	(19,500)	-	(19,500)	-
Change in fair value of derivative liability	8,703	-	8,703	-
Interest expense	(9,923)	(2,334)	(19,321)	(3,690)
Total other expense, net	(20,476)	(2,234)	(29,818)	(3,498)

Loss before income tax benefit	(35,838)	(9,983)	(64,085)	(25,391)
Income tax benefit	(3,603)	(3,749)	(8,176)	(9,615)
Net loss	$(32,235)	$(6,234)	$(55,909)	$(15,776)

Net loss per common and potential common share
Basic	$(0.62)	$(0.16)	$(1.23)	$(0.42)
Diluted	$(0.62)	$(0.16)	$(1.23)	$(0.42)

Weighted-average common and potential common
shares outstanding:
Basic	52,399	37,828	45,481	37,551
Diluted	52,399	37,828	45,481	37,551

9. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Six Months Ended
	June 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(55,909)	$(15,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	147	209
Amortization of intangibles and interest accretion of contingent consideration	40,612	3,951
Amortization of deferred financing costs	1,393	777
Interest accretion of notes receivable	(95)	(171)
Deferred income tax benefit	(7,424)	(5,999)
Loss on disposal of equipment	-	153
Stock compensation expense	3,085	2,519
Fair market value change in derivative liability	(8,703)	-
Accretion of debt discount	616	-
Issuance of stock for inducement	19,500	-
Expense for stock options issued in exchange for services	-	119
Loss on sale of PML (including impairment)	-	6,672
Cancellation of ParaPRO stock options in connection with termination of contract	-	(1,294)
(Increase) decrease in operating assets:
Accounts receivable	(2,268)	2,924
Income taxes	(457)	(4,030)
Inventory	1,414	696
Prepaid expenses and other assets	(1,644)	36
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	(38)	(982)
Accrued allowances	(406)	-
Interest payable	2,588	-
Other liabilities	(2,334)	-
Net cash used in operating activities	(9,923)	(10,196)

Cash flows from investing activities:
Proceeds from sale of PML	-	1,177
Acquisition of Zohydro ER	(80,927)	-
Proceeds from sale of property and equipment	-	41
Purchase of equipment	(726)	(419)
Net cash (used in) provided by investing activities	(81,653)	799

Cash flows from financing activities:
Net proceeds from issuance of Convertible Notes	130,000	65,000
Net drawdowns (payments) on revolving credit facility	596	(3,731)
Payments for financing costs	(5,045)	(6,231)
Payment of consent fee	(2,150)	-
Payments on mortgages and capital leases	(13)	(46)
Payments on contracts payable	-	(1,500)
Proceeds from issuance of common stock, net of tax	285	1,949
Stock issuance costs	(9)	-
Tax benefit on stock-based awards	-	(147)
Shares withheld for the payment of taxes	(112)	(753)
Net cash provided by financing activities	123,552	54,541

Net increase in cash and cash equivalents	31,976	45,144
Cash and cash equivalents, beginning of period	34,855	15,647
Cash and cash equivalents, end of period	$66,831	$60,791

10. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

Supplemental Financial Information

The following table presents a reconciliation of Pernix's net loss to adjusted EBITDA. The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix's operating performance and comparing the Company's results with those of other companies. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted EBITDA Reconciliation Table
 (in thousands, except per share data, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP net loss	$(32,235)	$(6,234)	$(55,909)	$(15,776)
Adjustments:
Interest expense, net	9,679	2,234	19,021	3,498
Cost of inducement	19,500	-	19,500	-
Change in fair value of derivative liability	(8,703)	-	(8,703)	-
Depreciation and amortization	22,326	1,969	40,759	4,160
Income tax benefit	(3,603)	(3,749)	(8,176)	(9,615)
EBITDA	6,964	(5,780)	6,492	(17,733)
Net revenue adjustments (1)	(3,286)	-	(2,983)	-
Cost of product sales adjustments (2)	-	775	97	2,397
Selling, general and administrative adjustments (3)	4,376	836	7,734	2,758
Loss on sale of PML (including impairment charge)	-	215	-	6,672
Restructuring costs (4)	(108)	-	1,197	-
Adjusted EBITDA	$7,946	$(3,954)	$12,537	$(5,906)

(1)

To include impact of change in estimates related to gross to net accruals of $3.3 million and $0 for the three months ended June 30, 2015 and 2014, respectively. Also, to include impact of change in estimates related to gross to net accruals of $3.3 million and $0; and to exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 and $0, for the six months ended June 30, 2015 and 2014, respectively.

(2)	To exclude amortization of inventory step-up from acquisitions.
(3)

To exclude deal costs of $3.2 million and $471,000; stock compensation expense of $1.2 million and $740,000; ParaPro stock compensation expense of $0 and $(1.3 million) and severance expense of $0 and $743,000 for the three months ended June 30, 2015 and 2014, respectively. Also, to exclude deal costs of $3.9 million and $473,000; stock compensation expense of $2.4 million and $2.5 million; ParaPro stock compensation expense of $0 and $(1.2 million); severance expense of $0 and $766,000 and litigation settlement expenses of $1.4 million and $0, for the six months ended June 30, 2015 and 2014, respectively.

(4)	To exclude the accrued cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.

11. Pernix Therapeutics Reports Second Quarter 2015 Financial Results

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
GAAP Net Loss to Adjusted Net Income Reconciliation Table
 (in thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP net loss	$(32,235)	$(6,234)	$(55,909)	$(15,776)
Adjustments:
Net revenues adjustments (1)	(3,286)	-	(2,983)	-
Cost of product sales adjustments (2)	-	775	97	2,397
Selling, general and administrative adjustments (3)	4,376	836	7,734	2,758
Cost of inducement	19,500	-	19,500	-
Change in fair value of derivative liability	(8,703)	-	(8,703)	-
Loss on sale of PML (including impairment charge)	-	215	-	6,672
Restructuring costs (4)	(108)	-	1,197	-
Depreciation and amortization (5)	22,250	1,910	40,614	3,951
Interest expense, net (6)	725	464	1,518	777
Income tax benefit (7)	(7,920)	(1,554)	(12,514)	(6,117)
Adjusted net income/(loss)	$(5,401)	$(3,588)	$(9,449)	$(5,338)

Basic adjusted net income/(loss) per common share	$(0.10)	$(0.09)	$(0.21)	$(0.14)
Diluted adjusted net income/(loss) per common share	$(0.10)	$(0.09)	$(0.21)	$(0.14)

Weighted average number common shares outstanding	52,399	37,828	45,481	37,551
Weighted average number common shares outstanding
assuming dilution	52,399	37,828	45,481	37,551

(1)

To include impact of change in estimates related to gross to net accruals of $3.3 million and $0 for the three months ended June 30, 2015 and 2014, respectively. Also, to include impact of change in estimates related to gross to net accruals of $3.3 million and $0; and to exclude impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $303,000 and $0, for the six months ended June 30, 2015 and 2014, respectively.

(2)	To exclude amortization of inventory step-up from acquisitions.
(3)

To exclude deal costs of $3.2 million and $471,000; stock compensation expense of $1.2 million and $740,000; ParaPro stock compensation expense of $0 and $(1.3 million) and severance expense of $0 and $743,000 for the three months ended June 30, 2015 and 2014, respectively. Also, to exclude deal costs of $3.9 million and $473,000; stock compensation expense of $2.4 million and $2.5 million; ParaPro stock compensation expense of $0 and $(1.2 million); severance expense of $0 and $766,000 and litigation settlement expenses of $1.4 million and $0, for the six months ended June 30, 2015 and 2014, respectively.

(4)	To exclude the accrued cost related to the initiative to restructure operations and shut down the Charleston, South Carolina site.
(5)	To exclude amortization expense for the three and six months ended June 30, 2015 and 2015, respectively.
(6)	To exclude the recognition of deferred financing costs during the three and six months ended June 30, 2015 and 2014 respectively.
(7)	To exclude the aggregate income tax impact of the adjustments utilized to calculate adjusted net income/ (loss).